EXHIBIT 99.1

Oil States Announces Second Quarter Earnings of $0.42 Per Share Before Goodwill Impairment

HOUSTON, July 29, 2009 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported a net loss for the quarter ended June 30, 2009 of $63.5 million, or $1.28 per diluted share. The second quarter 2009 results included a non-cash, pre-tax charge of approximately $94.5 million, or $1.70 per diluted share after-tax, related to the interim goodwill impairment analysis which indicated an impairment of a portion of the Company's goodwill in its rental tool reporting unit. Excluding the non-cash impairment charge, the Company generated $21.0 million in net income, or $0.42 per diluted share, on $456.3 million of revenues and $60.2 million of Adjusted EBITDA in the second quarter of 2009 (EBITDA is defined as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the goodwill impairment charges) compared to net income of $59.2 million, or $1.13 per diluted share, on $631.4 million of revenues and $120.4 million of EBITDA reported in the second quarter of 2008. (A)

"Our Offshore Products and Accommodations businesses generated over 80% of our segmental Adjusted EBITDA for the quarter," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "The relative strength and stability of these contract-driven, oil levered businesses helped to partially offset what was a very difficult quarter for our North American, natural gas leveraged businesses."

Mrs. Taylor also stated, "Despite a difficult quarter in our North American operations, our balance sheet continued to strengthen. During the quarter, we paid down over $130 million on our revolving credit facility leaving Oil States with only $244 million in indebtedness at June 30, 2009. As a result, we had substantial liquidity at the end of the quarter with $56 million in cash and over $400 million of unused availability under our revolving facility. Our debt to capitalization ratio decreased from 27% at December 31, 2008 to 16% at June 30, 2009. With improving liquidity, we expect to capitalize on opportunities this downturn presents."

The Company recognized an effective tax rate benefit of 5.0% in the second quarter of 2009 compared to a tax rate expense of 33.8% in the second quarter of 2008. The tax benefit in the second quarter of 2009 was negatively impacted by a significant amount of the goodwill impairment charges which were non-deductible for tax purposes. Excluding the goodwill impairment, the effective tax rate for the second quarter of 2009 would have approximated 24.0%. The decrease in the effective tax rate from the prior year was largely the result of proportionately higher foreign sourced income which is taxed at lower statutory rates, coupled with domestic benefits derived from estimated tax losses.

For the first half of 2009, the Company reported revenues of $1.1 billion and EBITDA of $79.1 million which resulted in a $7.4 million net loss, or $0.15 per diluted share. Excluding the goodwill impairment charge, the Company reported $173.7 million of Adjusted EBITDA and $77.2 million of net income, or $1.56 per diluted share. The Company reported revenues of $1.2 billion and EBITDA of $246.2 million for the first half of 2008 which resulted in net income of $124.7 million, or $2.41 per diluted share.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the second quarter of 2009 to the results from the second quarter of 2008. In order to present a more meaningful comparison of the Company's operating results, the second quarter 2009 results exclude the goodwill impairment charge.)

Well Site Services

Well Site Services generated revenues of $152.9 million and Adjusted EBITDA of $40.7 million in the second quarter of 2009, compared to $209.9 million and $70.4 million, respectively, in the second quarter of 2008, representing year-over-year decreases of 27% and 42%, respectively. The decrease in EBITDA was primarily due to declining revenues and margins in the rental tool and drilling businesses partially offset by improved year-over-year results from the Company's oil sands accommodations.

For the second quarter of 2009, the accommodations business reported revenues of $88.4 million and EBITDA of $34.8 million, compared to revenues and EBITDA of $80.9 million and $26.1 million, respectively, in the second quarter of 2008. Accommodations revenue and EBITDA increased 9% and 34%, respectively, primarily due to the significant increase in average available room capacity at the Company's four major oil sands lodges. EBITDA growth in accommodations was partially offset by a weaker Canadian dollar and reduced non-oil sands activity.

Excluding the $94.5 million goodwill impairment charge, rental tools generated $53.6 million of revenues and $5.7 million of Adjusted EBITDA in the second quarter of 2009 compared to revenue of $84.6 million and EBITDA of $25.2 million in the second quarter of 2008. Rental tool revenues decreased 37% year-over-year primarily due to the 50% year-over-year quarterly decline in the North American rig count. EBITDA declined by 77% due to the reduced revenues and decreased margins.

Drilling services generated revenues and EBITDA of $10.9 million and $0.2 million, respectively, in the second quarter of 2009 compared to $44.4 million of revenues and $19.1 million of EBITDA in the second quarter 2008. These year-over-year decreases in drilling services were primarily due to significantly lower utilization in each of the company's three primary drilling markets driven by a substantial reduction in drilling activity and substantial pricing pressures.

Offshore Products

In the second quarter of 2009, Offshore Products generated $122.5 million of revenues and $20.3 million in EBITDA compared to $139.9 million of revenues and $27.8 million in EBITDA in the second quarter of 2008. The 12% decrease in revenues and the 27% decrease in EBITDA year-over-year are primarily due to lower revenue contribution from higher margin drilling equipment and connector products, coupled with reduced cost absorption. In addition to the impact of lower revenues, the year-over-year decline in EBITDA included a $1.2 million foreign exchange loss primarily due to the weakening of the U.S. dollar against the pound sterling (compared to a loss of $0.3 million in the second quarter of 2008). Backlog totaled $302.8 million at June 30, 2009 compared to $317.8 million at March 31, 2009; however, net new orders received in the second quarter of 2009 increased to $107.8 million, up 29% from the $83.7 million of orders received in the first quarter of 2009.

Tubular Services

Tubular Services generated revenues and EBITDA of $180.9 million and $6.8 million, respectively, during the second quarter of 2009 compared to revenues of $281.6 million and EBITDA of $29.2 million in the second quarter of 2008. Tubular Services' OCTG shipments decreased 52% to 69,900 tons in the second quarter of 2009 from 146,200 tons in the second quarter of 2008 primarily due to the 50% year-over-year quarterly decrease in U.S. drilling activity coupled with the industry-wide excess inventory situation. These factors, in addition to more competitive pricing, negatively impacted gross margins in the second quarter of 2009 which decreased to 5.3% from 11.6% in the second quarter of 2008. Despite these difficult market conditions, the Company reduced its OCTG inventory significantly during the second quarter of 2009 to $296 million from $369 million at March 31, 2009.

Goodwill Impairment

In accordance with the interim impairment testing requirements of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," the Company concluded that at June 30, 2009 an indicator of potential impairment of goodwill existed at the rental tool reporting unit. Upon completing an assessment of the reporting unit valuation, the Company determined that the fair market value of the reporting unit was less than its carrying value. Based on the fair market value of the reporting unit, the Company concluded that a portion of the rental tool goodwill was impaired. The total goodwill impairment charge recognized in the second quarter of 2009 was $94.5 million before taxes and $84.5 million after-tax, or $1.70 per diluted share. This non-cash charge does not impact the Company's liquidity position, its debt covenants or the Company's cash flows.

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

The Company will be hosting a conference call to discuss the results for the second quarter of 2009 on Thursday, July 30, 2009 at 11:00 am Eastern time. This call is being webcast and can be accessed at Oil States' web site at http://www.oilstatesintl.com. Participants may also join the conference call by dialing (800) 446-2782 and using the passcode of 24903227. A replay of the conference call will be available one hour after the completion of the call by dialing (888) 843-8996 and entering the passcode of 24903227.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

This press release contains and the associated conference call will contain forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2008 filed by Oil States with the SEC on February 20, 2009 and within the Company's subsequent SEC filings.

                      Oil States International, Inc.
         Unaudited Condensed Consolidated Statements of Operations
                 (in thousands, except per share amounts)
                                (unaudited)

                            Three Months             Six Months
                           Ended June 30,           Ended June 30,
                       ----------------------  ----------------------
                          2009       2008(B)      2009       2008(B)
                       ----------  ----------  ----------  ----------

 Revenues              $  456,334  $  631,364  $1,123,433  $1,232,611
 Costs and expenses:
   Cost of sales and
    services              361,692     478,435     881,902     923,519
   Selling, general
    and administrative
    expenses               33,768      35,976      68,413      68,083
   Depreciation and
    amortization
    expense                28,647      25,689      56,670      48,417
   Impairment of
    goodwill               94,528          --      94,528          --
   Other operating
    income                    935         244         258         234
                       ----------  ----------  ----------  ----------
 Operating income/
  (loss)                  (63,236)     91,020      21,662     192,358

 Interest expense          (3,856)     (6,061)     (8,101)    (12,760)
 Interest income                4         894         323       1,815
 Equity in earnings
  of unconsolidated
  affiliates                  475       1,242         934       2,737
 Other income /
  (expense)                   (59)      2,540         103       2,902
                       ----------  ----------  ----------  ----------
   Income /(loss)
    before income
    taxes                 (66,672)     89,635      14,921     187,052
 Income tax provision       3,303     (30,338)    (22,044)    (62,085)
                       ----------  ----------  ----------  ----------
   Net income / (loss)    (63,369)     59,297      (7,123)    124,967
 Less: Net income
  attributable to
  noncontrolling
  interest                    117          89         235         230
                       ----------  ----------  ----------  ----------
   Net income / (loss)
    attributable to
    Oil States
    International,
    Inc                ($  63,486) $   59,208  ($   7,358) $  124,737
                       ==========  ==========  ==========  ==========

 Net income / (loss)
  per share
   Basic               ($    1.28) $     1.19  ($    0.15) $     2.52
   Diluted             ($    1.28) $     1.13  ($    0.15) $     2.41

 Weighted average
  number of common
  shares outstanding
   Basic                   49,581      49,633      49,549      49,527
   Diluted                 49,581      52,627      49,549      51,763

                    Oil States International, Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                   June 30,    March 31,   Dec. 31,
                                     2009        2009      2008(B)
                                  ----------  ----------  ----------
 Assets
   Current assets
     Cash and cash equivalents    $   56,099  $   40,340  $   30,199
     Accounts receivable, net        319,690     415,765     575,982
     Inventories, net                502,999     575,195     612,488
     Prepaid expenses and other
      current assets                  16,741      17,625      18,815
                                  ----------  ----------  ----------
       Total current assets          895,529   1,048,925   1,237,484
   Property, plant and
    equipment, net                   707,996     692,404     695,338
   Goodwill, net                     214,541     303,931     305,441
   Investments in unconsolidated
    affiliates                         4,639       6,289       5,899
   Other non-current assets           35,115      34,737      54,356

                                  ----------  ----------  ----------
 Total assets                     $1,857,820  $2,086,286  $2,298,518
                                  ==========  ==========  ==========

 Liabilities and stockholders'
  equity
   Current liabilities
     Accounts payable and accrued
      liabilities                 $  158,858  $  209,112  $  371,789
     Income taxes                      8,691      16,994      52,546
     Current portion of long-term
      debt                             4,940       4,940       4,943
     Deferred revenue                113,457     116,265     105,640
     Other current liabilities           916         687       1,587
                                  ----------  ----------  ----------
       Total current liabilities     286,862     347,998     536,505
   Long-term debt(C)                 238,881     376,938     449,058
   Deferred income taxes              54,185      67,223      64,780
   Other noncurrent liabilities       12,700      12,077      12,634
                                  ----------  ----------  ----------
       Total liabilities             592,628     804,236   1,062,977

   Stockholders' equity
     Common stock                        529         527         526
     Additional paid-in capital      459,104     456,105     453,733
     Retained earnings               893,643     957,129     901,001
     Accumulated other
      comprehensive income/(loss)      3,446     (40,230)    (28,409)
     Treasury stock                  (92,313)    (92,107)    (91,831)
                                  ----------  ----------  ----------
       Total stockholder's equity  1,264,409   1,281,424   1,235,020

     Noncontrolling interest             783         626         521
                                  ----------  ----------  ----------
       Total equity                1,265,192   1,282,050   1,235,541

                                  ----------  ----------  ----------
 Total liabilities and equity     $1,857,820  $2,086,286  $2,298,518
                                  ==========  ==========  ==========

                      Oil States International, Inc.
     Segment Data - Excluding Impact of Goodwill Impairment Charges
                            (in thousands)
                              (unaudited)

                           Three Months             Six Months
                           Ended June 30,          Ended June 30,
                       ----------------------  ----------------------
                          2009        2008        2009        2008
                       ----------  ----------  ----------  ----------

 Revenues
   Accommodations      $   88,400  $   80,880  $  230,232  $  227,137
   Rental tools            53,629      84,576     125,354     167,069
   Drilling and other      10,861      44,426      28,145      81,230
                       ----------  ----------  ----------  ----------

   Well site services     152,890     209,882     383,731     475,436
   Offshore products      122,511     139,850     250,510     266,772
   Tubular services       180,933     281,632     489,192     490,403
                       ----------  ----------  ----------  ----------
 Total revenues        $  456,334  $  631,364  $1,123,433  $1,232,611
                       ==========  ==========  ==========  ==========

 Adjusted EBITDA(A)
   Accommodations      $   34,809  $   26,066  $   91,525  $   86,972
   Rental tools(D)          5,674      25,194      19,267      50,660
   Drilling and other         171      19,096       3,158      30,316
                       ----------  ----------  ----------  ----------

   Well site
    services(D)            40,654      70,356     113,950     167,948
   Offshore products       20,267      27,776      44,204      51,906
   Tubular services         6,777      29,220      30,443      39,344
   Corporate and
    eliminations           (7,460)     (6,950)    (14,935)    (13,014)
                       ----------  ----------  ----------  ----------
 Total Adjusted
  EBITDA(D)            $   60,238  $  120,402  $  173,662  $  246,184
                       ==========  ==========  ==========  ==========

                       Oil States International, Inc.
     Segment Data - Including Impact of Goodwill Impairment Charges
                            (in thousands)
                              (unaudited)

                           Three Months             Six Months
                           Ended June 30,          Ended June 30,
                       ----------------------  ----------------------
                          2009        2008        2009        2008
                       ----------  ----------  ----------  ----------

 Revenues
   Accommodations      $   88,400  $   80,880  $  230,232  $  227,137
   Rental tools            53,629      84,576     125,354     167,069
   Drilling and other      10,861      44,426      28,145      81,230
                       ----------  ----------  ----------  ----------

   Well site services     152,890     209,882     383,731     475,436
   Offshore products      122,511     139,850     250,510     266,772
   Tubular services       180,933     281,632     489,192     490,403
                       ----------  ----------  ----------  ----------
 Total revenues        $  456,334  $  631,364  $1,123,433  $1,232,611
                       ==========  ==========  ==========  ==========

 EBITDA(A)
   Accommodations      $   34,809  $   26,066  $   91,525  $   86,972
   Rental tools(E)        (88,854)     25,194     (75,261)     50,660
   Drilling and other         171      19,096       3,158      30,316
                       ----------  ----------  ----------  ----------

   Well site
    services(E)           (53,874)     70,356      19,422     167,948
   Offshore products       20,267      27,776      44,204      51,906
   Tubular services         6,777      29,220      30,443      39,344
   Corporate and
    eliminations           (7,460)     (6,950)    (14,935)    (13,014)
                       ----------  ----------  ----------  ----------
 Total EBITDA(E)       ($  34,290) $  120,402  $   79,134  $  246,184
                       ==========  ==========  ==========  ==========

 Operating
  income / (loss)
   Accommodations      $   25,770  $   17,257  $   74,014  $   70,065
   Rental Tools(E)        (98,612)     16,293     (94,967)     33,924
   Drilling and other      (6,313)     10,794      (9,808)     16,846
                       ----------  ----------  ----------  ----------

   Well site
    services(E)           (79,155)     44,344     (30,761)    120,835
   Offshore products       17,548      24,936      38,734      46,383
   Tubular services         5,967      28,751      28,878      38,272
   Corporate and
    eliminations           (7,596)     (7,011)    (15,189)    (13,132)
                       ----------  ----------  ----------  ----------
 Total operating
  income/(loss)(E)     ($  63,236) $   91,020  $   21,662  $  192,358
                       ==========  ==========  ==========  ==========

                    Oil States International, Inc.
            Additional Quarterly Segment and Operating Data
                              (unaudited)

                                                  Three Months
                                                  Ended June 30,
                                             ----------------------
                                               2009         2008
                                             ---------    ---------
 Supplemental operating data
   Land drilling operating statistics
     Average rigs available                         36           36
     Utilization                                  21.3%        84.2%
     Implied day rate
      ($ in thousands per day)               $    15.5    $    16.3
     Implied daily cash margin
      ($ in thousands per day)               $     1.3    $     6.0

   Offshore products backlog ($ in millions) $   302.8    $   385.8

   Tubular services operating data
      Shipments (tons in thousands)               69.9        146.2
      Quarter end inventory ($ in thousands) $ 296,222    $ 227,182

 (A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of
     financial performance under generally accepted accounting
     principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the
     performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a
     reconciliation of EBITDA to net income, which is the most
     directly comparable measure of financial performance calculated under generally accepted accounting principles:

                    Oil States International, Inc.
       Reconciliation of GAAP to Non-GAAP Financial Information
                            (in thousands)
                              (unaudited)

                           Three Months              Six Months
                           Ended June 30,          Ended June 30,
                       ----------------------  ----------------------
                          2009        2008        2009        2008
                       ----------  ----------  ----------  ----------

 Net income            ($  63,486) $   59,208  ($   7,358) $  124,737
 Income tax expense        (3,303)     30,338      22,044      62,085
 Depreciation and
  amortization             28,647      25,689      56,670      48,417
 Interest income               (4)       (894)       (323)     (1,815)
 Interest expense           3,856       6,061       8,101      12,760
                       ----------  ----------  ----------  ----------

   EBITDA              ($  34,290) $  120,402  $   79,134  $  246,184
 Goodwill impairment       94,528          --      94,528          --
                       ----------  ----------  ----------  ----------

   Adjusted EBITDA     $   60,238  $  120,402  $  173,662  $  246,184
                       ==========  ==========  ==========  ==========

 Rental Tools Adjusted
 EBITDA Reconciliation
 ---------------------

 Rental Tools EBITDA   ($  88,854) $   25,194  ($  75,261) $   50,660
 Goodwill impairment       94,528          --      94,528          --
                       ----------  ----------  ----------  ----------

   Adjusted Rental
    Tools EBITDA       $    5,674  $   25,194  $   19,267  $   50,660
                       ==========  ==========  ==========  ==========

     Adjusted EBITDA is calculated by excluding the goodwill
     impairment charge from the second quarter results in order to present a more meaningful comparison of the Company's operating results.

 (B) Adjusted to reflect the retrospective application of APB 14-1 accounting for existing convertible notes effective and adopted on January 1, 2009.

 (C) As of June 30, 2009, the Company had approximately $403.3 million available under its revolving credit facility.

 (D) Excludes goodwill impairment charge of $94.5 million, taken in the quarter ended June 30, 2009.

 (E) Includes goodwill impairment charge of $94.5 million, taken in the quarter ended June 30, 2009.

CONTACT:  Oil States International, Inc.
          Bradley J. Dodson
          713-652-0582